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                                                                    EXHIBIT 10.2


                         SATELLITE ACCESS SYSTEMS INC.
 Ultra high-speed, global, Private Business Network for voice, video and data.
                 Dramatically reduces your communication costs.


                         TAX FREE ACQUISITION AGREEMENT

         This Tax Free Acquisition ("Agreement") dated April 21, 1999, is the executed purchase contract, that is legal and binding between Satellite Access Systems, Inc., a Nevada corporation ("SAS"), Corsaire, Inc., a Delaware corporation ("Corsaire") and the SAS shareholders to consummate the stock-for-stock, tax-free acquisition of SAS by Corsaire for the purpose of maximizing the profitability of vector-based data compression technology (non-telephony) ("SAS Technology").

                           1. GENERAL UNDERSTANDINGS

         The following paragraphs reflect the understandings between the parties as to the basic terms and conditions for the tax-free acquisition of SAS by Corsaire to be set forth in a definitive agreement ("Definitive Agreement"). The Definitive Agreements and any ancillary documents must be in form and content satisfactory to each party and its counsel in their sole discretion.

         1. CONSIDERATION In exchange for Corsaire receiving 100% ownership of SAS, Corsaire will deliver to SAS Thirty Million Dollars ($30,000,000.00) worth of Corsaire's 144 restricted stock valued at twelve and three-quarters dollars ($12.75) per share.


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         Additionally, Corsaire will also assume the existing debts of SAS, which the parties acknowledge to be approximately Four Million Dollars ($4,000,000.00) ("SAS Debt"). Included in the SAS Debt is back pay owed to SAS's officers, executives, personnel, employees and contractors (collectively, "Staff") for the 1998 and 1999 years ("Backpay"). The Staff may elect one of three options in how they individually receive their respective Backpay. The options are:

         A.  The entire amount owed to the individual Staff member in cash; or

         B. The entire amount owed to the individual Staff member in Corsaire's freely negotiable stock valued at twelve and three quarters dollars ($12.75) per share; or

         C. A percentage of the amount owed to each Staff member, as determined by that individual Staff member, in cash, and the corresponding balance of the amount owed in Corsaire's negotiable stock valued at fifteen dollars ($15.00) per share.

         The parties agree that the negotiable shares of Corsaire stock contributed as Backpay will be held in one master account by a broker designated by SAS and that the maximum volume of Backpay shares to be sold daily from the Master account will be two thousand, five hundred (2,500).

2. STOCK OPTIONS As further consideration, once Ten Million Dollars ($10,000,000.00) in sales of Corsaire's product and/or service has been met, Corsaire will grant to SAS, effective 12-31-99, an option for Twenty Million Dollars ($20,000,000.00) worth of Corsaire Stock valued at twelve and three quarters dollars ($12.75) (the "Option"). Said Option will be valid for three years.

3. SAS' PAYROLL Commencing as of April 16, 1999, Corsaire will assume responsibility for the payment of SAS's Staff salary.


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         SAS's Staff will receive their first salary payment no later than
May 1, 1999.

         4. ESCROW OF SAS TECHNOLOGY The SAS Technology will be held in escrow by an agent designated by SAS until SAS receives the above described Thirty Million Dollars ($30,000,000.00) in equitable stock from Corsaire, at which time the SAS Technology will be released from escrow to Corsaire.

         5. PUBLIC ANNOUNCEMENTS The parties agree that any and all public announcements and/or press releases concerning the SAS Technology must be pre-approved by SAS, and specifically by SAS's President and CEO, Glenn Kovar.

         6. CONFIDENTIALITY The parties agree that except as may be required by law, neither shall disclose or use, cause its officers, employees, or agents to disclose or use, any Confidential Information (as defined below) with respect to this Agreement. For purposes of this Agreement, "Confidential Information" means any information identified as such in writing by either party, that is not public record. If the transaction is not consummated, the parties shall promptly return all documents, contracts, records or other property of the other, to include all copies, extractions, or reproductions of same. This paragraph shall survive termination of this Agreement.

         The parties have caused this Agreement to be signed and executed by their authorized representatives on this 21st day of April, 1999.

Corsaire, Inc.                      Satellite Access Systems, Inc.

By: /s/ William R. Dunavant         By: /s/ Glenn A. Kovar
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    William R. Dunavant,                Glenn A. Kovar,
    President                           President


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